Exhibit 99.1

FOR IMMEDIATE RELEASE
October 23, 2018
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2018 THIRD QUARTER EARNINGS OF $0.33 PER COMMON SHARE
Results Include 43% Year-Over-Year Increase in Earnings Per Common Share and Record Quarterly Revenue
COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) reported net income for the 2018 third quarter of $378 million, an increase of 37% from the year-ago quarter. Earnings per common share for the 2018 third quarter were $0.33, up 43% from the year-ago quarter. Tangible book value per common share as of 2018 third quarter-end was $7.06, a 3% year-over-year increase. Return on average assets was 1.42%, return on average common equity was 14.3%, and return on average tangible common equity (ROTCE) was 19.0%.
“We delivered solid results again in the third quarter including record revenue and ROTCE above our long-term goal for the fourth consecutive quarter,” said Steve Steinour, chairman, president, and CEO. “Continued strong capital generation fuels our organic growth, supports our increased dividend, and allows us to return additional capital to our shareholders via share repurchases.”
"We have built sustainable competitive advantages in our key businesses that are driving high performance, and we expect to do so in the future,” Steinour said. “In the third quarter, we improved our funding composition with average core deposits increasing 6% year-over-year, characterized by growth in both consumer and commercial deposits. Also, the recently released FDIC data shows that we gained deposit market share in our largest markets.”
"Average loan growth remained strong at 7% year-over-year. Average consumer loans increased 10%, illustrating continued momentum in residential mortgage, RV and marine, and automobile lending. Average commercial loan balances increased 3% year-over-year, impacted by anticipated commercial real estate loan payoffs in the quarter. We remain optimistic for the rest of the year, as commercial originations picked up at the end of the quarter, and our local economies remain vibrant.”
“The third quarter marked the end of the 2018 fiscal year for the U.S. Small Business Administration, during which Huntington earned the distinction of being the largest SBA 7(a) lender in the nation and the largest in our footprint for the tenth consecutive year.”
During the 2018 third quarter, Huntington increased the quarterly dividend $0.03 per share, or 27%, to $0.14 per common share. Huntington also repurchased $691 million of common shares in the quarter, which represents 65% of the total repurchase included in our 2018 CCAR capital plan. Included in the quarter's share repurchase activity is completion of the previously announced $400 million accelerated share repurchase (ASR).

Specific 2018 Third Quarter Highlights:

•	Fully-taxable equivalent total revenue increased $51 million, or 5%, year-over-year

•	Fully-taxable equivalent net interest income increased $39 million, or 5%, year-over-year

•	Net interest margin of 3.32%, up 3 basis points from the year-ago quarter

•	Noninterest income increased $12 million, or 4%, year-over-year

•	Noninterest expense decreased $29 million, or 4%, year-over-year, as the year-ago quarter included $31 million of acquisition-related expense

•	Efficiency ratio of 55.3%, down from 60.5% in the year-ago quarter

•	Effective tax rate of 14.1%, down from 24.7% in the year-ago quarter, primarily reflecting federal tax reform

•	Average loans and leases increased $4.5 billion, or 7%, year-over-year, including a $3.3 billion, or 10%, increase in consumer loans and a $1.2 billion, or 3%, increase in commercial loans

•
Average core deposits increased $4.1 billion, or 6%, year-over-year, driven by a $2.9 billion, or 141%, increase in core certificates of deposit and a $1.2 billion, or 6%, increase in money market deposits

•	Net charge-offs equated to 0.16% of average loans and leases, representing the seventeenth consecutive quarter below the average through-the-cycle target range of 0.35% to 0.55%

•	Nonperforming asset ratio of 0.55%, down from 0.56% a year ago

•	Common Equity Tier 1 (CET1) risk-based capital ratio of 9.89%, down from 9.94% a year ago and within our 9% to 10% operating guideline

•	Tangible common equity (TCE) ratio of 7.25%, down from 7.42% a year ago

•	Tangible book value per common share (TBVPS) increased $0.21, or 3%, year-over-year to $7.06

Table 1 – Earnings Performance Summary (GAAP)

	2018			2017
(in millions, except per share data)	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Net Income	$378	$355	$326	$432	$275
Diluted earnings per common share	0.33	0.30	0.28	0.37	0.23

Return on average assets	1.42%	1.36%	1.27%	1.67%	1.08%
Return on average common equity	14.3	13.2	13.0	17.0	10.5
Return on average tangible common equity	19.0	17.6	17.5	22.7	14.1
Net interest margin	3.32	3.29	3.30	3.30	3.29
Efficiency ratio	55.3	56.6	56.8	54.9	60.5

Tangible book value per common share	$7.06	$7.27	$7.12	$6.97	$6.85
Cash dividends declared per common share	0.14	0.11	0.11	0.11	0.08
Average diluted shares outstanding	1,104	1,123	1,125	1,130	1,106

Average earning assets	$96,753	$96,363	$95,412	$93,937	$92,849
Average loans and leases	72,751	71,887	70,484	68,940	68,276
Average core deposits	77,680	75,386	73,392	73,946	73,549

Tangible common equity / tangible assets ratio	7.25%	7.78%	7.70%	7.34%	7.42%
Common equity Tier 1 risk-based capital ratio	9.89	10.53	10.45	10.01	9.94

NCOs as a % of average loans and leases	0.16%	0.16%	0.21%	0.24%	0.25%
NAL ratio	0.50	0.52	0.54	0.50	0.49
ALLL as a % of total loans and leases	1.04	1.02	1.01	0.99	0.98
ACL as a % of total loans and leases	1.17	1.15	1.13	1.11	1.10
Table 2 lists certain items that we believe are significant in understanding corporate performance and trends (see Basis of Presentation). There were no Significant Items in the 2018 third quarter.
Table 2 – Significant Items Influencing Earnings

Three Months Ended	Pre-Tax Impact	After-Tax Impact
($ in millions, except per share)	Amount	Amount (1)	EPS (2)
September 30, 2018 – net income		$378	$0.33
• None	N/A	—	—
June 30, 2018 – net income		$355	$0.30
• None	N/A	—	—
March 31, 2018 – net income		$326	$0.28
• None	N/A	—	—
December 31, 2017 – net income		$432	$0.37
• Federal tax reform-related estimated tax benefit (3)	N/A	123	0.11
September 30, 2017 – net income		$275	$0.23
• Merger and acquisition-related net expenses	$(31)	(20)	(0.02)

(1)	Favorable (unfavorable) impact on net income.

(2)	EPS reflected on a fully diluted basis.

(3)	Represents the reasonable estimated impact of tax reform as of December 31, 2017.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary – Inherent Asset Sensitivity Drove NIM Expansion

	2018			2017
($ in millions)	Third	Second	First	Fourth	Third	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$802	$784	$770	$770	$758	2%	6%
FTE adjustment	8	7	7	12	13	14	(38)
Net interest income - FTE	810	791	777	782	771	2	5
Noninterest income	342	336	314	340	330	2	4
Total revenue - FTE	$1,152	$1,127	$1,091	$1,122	$1,101	2%	5%

						Change (bp)
Yield / Cost						LQ	YOY
Total earning assets	4.16%	4.07%	3.91%	3.83%	3.78%	9	38
Total loans and leases	4.60	4.49	4.32	4.23	4.20	11	40
Total securities	2.73	2.71	2.62	2.64	2.55	2	18
Total interest-bearing liabilities	1.13	1.05	0.82	0.73	0.68	8	45
Total interest-bearing deposits	0.73	0.59	0.43	0.37	0.35	14	38

Net interest rate spread	3.03	3.02	3.09	3.10	3.10	1	(7)
Impact of noninterest-bearing funds on margin	0.29	0.27	0.21	0.20	0.19	2	10
Net interest margin	3.32%	3.29%	3.30%	3.30%	3.29%	3	3
See Pages 7-9 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2018 third quarter increased $39 million, or 5%, from the 2017 third quarter. This reflected the benefit from the $3.9 billion, or 4%, increase in average earning assets and a three basis point increase in the FTE net interest margin (NIM) to 3.32%. Average earning asset yields increased 38 basis points year-over-year, driven by a 40 basis point improvement in loan yields. Average interest-bearing liability costs increased 45 basis points, although interest-bearing deposit costs only increased 38 basis points. The cost of short-term borrowings and long-term debt increased 103 basis points and 113 basis points, respectively. The benefit from noninterest-bearing funds increased 10 basis points versus the year-ago quarter. On a year-over-year basis, NIM was negatively impacted by 2 basis points as a result of the impact of federal tax reform on the FTE adjustment. Embedded within these yields and costs, FTE net interest income during the 2018 third quarter included $17 million, or approximately 7 basis points, of purchase accounting impact compared to $27 million, or approximately 12 basis points, in the year-ago quarter.
Compared to the 2018 second quarter, FTE net interest income increased $19 million, or 2%, primarily reflecting a three basis point increase in NIM. Average earning asset yields increased 9 basis points sequentially, driven by an 11 basis point increase in loan yields. Average interest-bearing liability costs increased 8 basis points, primarily driven by a 14 basis point increase in average interest-bearing deposit costs. The benefit of noninterest-bearing funding improved 2 basis points linked quarter. The purchase accounting impact on the net interest margin was approximately 7 basis points in the 2018 third quarter, down 1 basis point from the prior quarter.

Table 4 – Average Earning Assets – Broad-based Consumer and C&I Loan Growth Reflects Underlying Economic Strength of the Footprint

	2018			2017
($ in billions)	Third	Second	First	Fourth	Third	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$28.9	$28.9	$28.2	$27.4	$27.6	0%	4%
Commercial real estate	7.2	7.4	7.3	7.2	7.2	(3)	(1)
Total commercial	36.0	36.2	35.6	34.6	34.9	(1)	3
Automobile	12.4	12.3	12.1	12.0	11.7	1	6
Home equity	9.9	9.9	10.0	10.0	10.0	(1)	(1)
Residential mortgage	10.2	9.6	9.2	8.8	8.4	6	22
RV and marine finance	3.0	2.7	2.5	2.4	2.3	13	31
Other consumer	1.2	1.2	1.1	1.1	1.0	6	18
Total consumer	36.7	35.7	34.9	34.3	33.4	3	10
Total loans and leases	72.8	71.9	70.5	68.9	68.3	1	7
Total securities	23.2	23.8	24.4	24.3	23.8	(3)	(3)
Held-for-sale and other earning assets	0.8	0.7	0.6	0.7	0.8	18	6
Total earning assets	$96.8	$96.4	$95.4	$93.9	$92.8	0%	4%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2018 third quarter increased $3.9 billion, or 4%, from the year-ago quarter, primarily reflecting a $4.5 billion, or 7%, increase in average loans and leases. Average residential mortgage loans increased $1.8 billion, or 22%, driven by an increase in lending officers and expansion into the Chicago market. Average commercial and industrial (C&I) loans increased $1.2 billion, or 4%, reflecting growth in middle market, asset finance, energy, and corporate banking. Average RV and marine finance loans increased $0.7 billion, or 31%, reflecting the success of the well-managed expansion of the acquired business into 17 new states over the past two years. Average automobile loans increased $0.7 billion, or 6%, driven by continued strong originations while consistently increasing pricing over the past year. Average securities decreased $0.6 billion, or 3%, primarily due to runoff in the portfolio partially offset by continued growth in direct purchase municipal instruments in our commercial banking segment.
Compared to the 2018 second quarter, average earning assets increased $0.4 billion, or less than 1%, primarily reflecting the $0.9 billion, or 1%, increase in average loans and leases. Average residential mortgage loans increased $0.6 billion, or 6%, driven by seasonality and the expansion of our home lending business. Average securities decreased $0.6 billion, or 3%, due to runoff in the portfolio.

Table 5 – Average Liabilities – Continued Growth in Core Deposits Drove Reduction in Wholesale Funding

	2018			2017
	Third	Second	First	Fourth	Third	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$20.2	$20.4	$20.6	$21.7	$21.7	(1)%	(7)%
Demand deposits - interest-bearing	19.6	19.1	18.6	18.2	17.9	2	9
Total demand deposits	39.8	39.5	39.2	39.9	39.6	1	0
Money market deposits	21.5	20.9	20.7	20.7	20.3	3	6
Savings and other domestic deposits	11.4	11.1	11.2	11.3	11.6	3	(1)
Core certificates of deposit	4.9	3.8	2.3	1.9	2.0	30	141
Total core deposits	77.7	75.4	73.4	73.9	73.5	3	6
Other domestic deposits of $250,000 or more	0.3	0.2	0.2	0.4	0.4	17	(34)
Brokered deposits and negotiable CDs	3.5	3.7	3.3	3.4	3.6	(3)	(1)
Total deposits	$81.5	$79.3	$76.9	$77.7	$77.5	3%	5%

Short-term borrowings	$1.7	$3.1	$5.2	$2.8	$2.4	(44)%	(28)%
Long-term debt	8.9	9.2	9.0	9.2	8.9	(3)	(0)
Total debt	$10.6	$12.3	$14.2	$12.0	$11.3	(14)%	(6)%

Total interest-bearing liabilities	$71.9	$71.2	$70.6	$68.1	$67.2	1%	7%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities increased $4.8 billion, or 7%, from the year-ago quarter. Average total deposits for the 2018 third quarter increased $4.0 billion, or 5%, from the year-ago quarter, while average total core deposits increased $4.1 billion, or 6%. Average core certificates of deposit (CDs) increased $2.9 billion, or 141%, reflecting initiatives during the past three quarters to grow fixed-rate, term consumer deposits in light of the rising interest rate environment. Average money market deposits increased $1.2 billion, or 6%, primarily reflecting growth in consumer balances and continued shifting commercial customer preferences for higher yielding deposit products. Average demand deposits increased $0.2 billion, or less than 1%, primarily driven by a $0.2 billion, or 5%, increase in average consumer noninterest-bearing demand deposits. Average short-term borrowings decreased $0.7 billion, or 28%, as continued growth in core deposits reduced reliance on wholesale funding.
Compared to the 2018 second quarter, average total core deposits increased $2.3 billion, or 3%. Average core CDs increased $1.1 billion, or 30%, as a result of continued initiatives to grow fixed-rate, term consumer deposits in light of the rising interest rate environment. Average money market deposits increased $0.6 billion, or 3%, primarily driven by a $0.5 billion, or 4%, increase in average consumer money market deposits. Average short-term borrowings decreased $1.4 billion, or 44%, as continued growth in core deposits reduced reliance on wholesale funding.

Noninterest Income
Table 6 – Noninterest Income – Household / Relationship Growth and OCR Strategy Continued to Drive Noninterest Income Growth

	2018			2017
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$93	$91	$86	$91	$91	2%	2%
Cards and payment processing income	57	56	53	53	54	2	6
Trust and investment management services	43	42	44	41	39	2	10
Mortgage banking income	31	28	26	33	34	11	(9)
Insurance income	19	21	21	21	18	(10)	6
Capital markets fees	22	21	19	23	22	5	0
Bank owned life insurance income	19	17	15	18	16	12	19
Gain on sale of loans and leases	16	15	8	17	14	7	14
Securities gains (losses)	(2)	—	—	(4)	—	NM	NM
Other income	44	45	42	47	42	(2)	5
Total noninterest income	$342	$336	$314	$340	$330	2%	4%
See Pages 10-11 of Quarterly Financial Supplement for additional detail.
Reported noninterest income for the 2018 third quarter increased $12 million, or 4%, from the year-ago quarter, and increased $6 million, or 2%, compared to the 2018 second quarter. The growth represents ongoing household / relationship acquisition and execution of our strategies including our Optimal Customer Relationship (OCR) strategy.

Noninterest Expense (see Basis of Presentation)
Table 7 – Noninterest Expense (GAAP) – Continued Strong Expense Control

	2018			2017
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$388	$396	$376	$373	$377	(2)%	3%
Outside data processing and other services	69	69	73	71	80	0	(14)
Net occupancy	38	35	41	36	55	9	(31)
Equipment	38	38	40	36	45	0	(16)
Deposit and other insurance expense	18	18	18	19	19	0	(5)
Professional services	17	15	11	18	15	13	13
Marketing	12	18	8	10	17	(33)	(29)
Amortization of intangibles	13	13	14	14	14	0	(7)
Other expense	58	50	52	56	58	16	0
Total noninterest expense	$651	$652	$633	$633	$680	(0)%	(4)%
(in thousands)
Average full-time equivalent employees	15.8	15.7	15.6	15.4	15.5	1%	2%
Table 8 - Impacts of Significant Items

	2018			2017
	Third	Second	First	Fourth	Third
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$—	$—	$—	$—	$4
Outside data processing and other services	—	—	—	—	4
Net occupancy	—	—	—	—	14
Equipment	—	—	—	—	7
Deposit and other insurance expense	—	—	—	—	—
Professional services	—	—	—	—	2
Marketing	—	—	—	—	—
Amortization of intangibles	—	—	—	—	—
Other expense	—	—	—	—	—
Total noninterest expense	$—	$—	$—	$—	$31

Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2018			2017
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$388	$396	$376	$373	$373	(2)%	4%
Outside data processing and other services	69	69	73	71	76	0	(9)
Net occupancy	38	35	41	36	41	9	(7)
Equipment	38	38	40	36	38	0	0
Deposit and other insurance expense	18	18	18	19	19	0	(5)
Professional services	17	15	11	18	13	13	31
Marketing	12	18	8	10	17	(33)	(29)
Amortization of intangibles	13	13	14	14	14	0	(7)
Other expense	58	50	52	56	58	16	0
Total noninterest expense	$651	$652	$633	$633	$649	(0)%	0%
See Page 10 of Quarterly Financial Supplement for additional detail.

Reported noninterest expense for the 2018 third quarter decreased $29 million, or 4%, from the year-ago quarter, primarily reflecting the $31 million of acquisition-related Significant Items in the year-ago quarter. Outside data processing and other services decreased $11 million, or 14%, reflecting the $4 million decrease in acquisition-related Significant Items and the benefit of a debit card-related vendor migration completed in the year-ago quarter. Marketing expense decreased $5 million, or 29%, reflecting the timing of marketing campaigns and deposit promotions. Personnel costs increased $11 million, or 3%, primarily reflecting performance-based incentive compensation and increased benefits costs, partially offset by a $4 million decrease in acquisition-related Significant Items.
Reported noninterest expense decreased $1 million, or less than 1%, from the 2018 second quarter. Personnel costs decreased $8 million, or 2%, primarily reflecting the grant of annual long-term equity incentive compensation in the 2018 second quarter. Marketing expense decreased $6 million, or 33%, reflecting the timing of marketing campaigns and deposit promotions. Operational losses and franchise tax expense, both within other expense, partially offset these decreases.

Credit Quality
Table 10 – Credit Quality Metrics – NCOs and NALs Remain Near Cyclical Lows

	2018			2017
($ in millions)	September 30,	June 30,	March 31,	December 31,	September 30,
Total nonaccrual loans and leases	$370	$378	$383	$349	$338
Total other real estate	27	28	30	33	42
Other NPAs (1)	6	6	7	7	7
Total nonperforming assets	403	412	420	389	387
Accruing loans and leases past due 90 days or more	154	132	106	115	119
NPAs + accruing loans and lease past due 90 days or more	$557	$544	$526	$504	$506

NAL ratio (2)	0.50%	0.52%	0.54%	0.50%	0.49%
NPA ratio (3)	0.55	0.57	0.59	0.55	0.56
(NPAs+90 days)/(Loans+OREO)	0.76	0.75	0.74	0.72	0.74

Provision for loan and leases losses	$49	$48	$68	$57	$50
Provision for unfunded loan commitments & letters of credit losses	4	8	(2)	8	(6)
Provision for credit losses	$53	$56	$66	$65	$43

Net charge-offs	29	28	38	41	43
Net charge-offs / Average total loans	0.16%	0.16%	0.21%	0.24%	0.25%

Allowance for loans and lease losses	$761	$741	$721	$691	$675
Allowance for unfunded loan commitments and letters of credit	97	93	85	87	79
Allowance for credit losses (ACL)	$858	$834	$806	$778	$754

ALLL as a % of:
Total loans and leases	1.04%	1.02%	1.01%	0.99%	0.98%
NALs	206	197	188	198	200
NPAs	189	180	172	178	175

ACL as a % of:
Total loans and leases	1.17%	1.15%	1.13%	1.11%	1.10%

(1)	Other nonperforming assets include certain impaired investment securities.

(2)	Total NALs as a % of total loans and leases.

(3)	Total NPAs as a % of sum of loans and leases and other real estate.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.
Overall asset quality performance remained strong. The consumer portfolio metrics continue to reflect the expected results associated with our focus on high quality borrowers.  The commercial portfolios have performed consistently, with some quarter-to-quarter volatility as a result of the absolute low level of problem loans.
Nonaccrual loans and leases (NALs) increased $32 million, or 9%, from the year-ago quarter to $370 million, or 0.50% of total loans and leases. The year-over-year increase was centered in the C&I portfolio with no specific industry or geographic trends. The commercial real estate portfolio was relatively flat, while there was a decline in the residential portfolio. A $15 million decline in OREO balances partially offset the increase in NALs, resulting in a modest 4% year-over-year increase in nonperforming assets (NPAs) to $403 million, or 0.55% of total loans and leases and OREO.  The decline in OREO assets reflected reductions in both commercial and residential properties. On a linked quarter basis, NALs decreased $8 million, or 2%, while NPAs decreased $9 million, or 2%.
The provision for credit losses increased $10 million year-over-year to $53 million in the 2018 third quarter. Net charge-offs (NCOs) decreased $14 million to $29 million. The decrease was a direct result of lower charge-off activity in the commercial portfolio resulting in a net recovery position in the 2018 third quarter. Consumer charge-offs have remained consistent over the past year. NCOs represented an annualized 0.16% of average loans and leases in the current quarter, consistent with the prior quarter and down from 0.25% in the year-ago quarter. We continue to be pleased with the net charge-off performance within each portfolio and in total.
The allowance for loan and lease losses (ALLL) as a percentage of total loans and leases increased to 1.04% compared to 0.98% a year ago, while the ALLL as a percentage of period-end total NALs increased to 206% from 200% over the same period. The increase in the ALLL is primarily the result of loan growth and the continued migration of the acquired loan portfolio into the originated portfolio. The allowance for credit losses (ACL) as a percentage of total loans and leases increased to 1.17% compared to 1.10% a year ago. We believe the level of the ALLL and ACL are appropriate given the low level of problem loans and the current composition of the overall loan and lease portfolio.

Capital
Table 11 – Capital Ratios – Share Repurchase Activity Demonstrates Strong Capital Management

	2018			2017
($ in billions)	September 30,	June 30,	March 31,	December 31,	September 30,
Tangible common equity / tangible assets ratio	7.25%	7.78%	7.70%	7.34%	7.42%
Common equity tier 1 risk-based capital ratio (1)	9.89%	10.53%	10.45%	10.01%	9.94%
Regulatory Tier 1 risk-based capital ratio (1)	11.33%	11.99%	11.94%	11.34%	11.30%
Regulatory Total risk-based capital ratio (1)	13.36%	13.97%	13.92%	13.39%	13.39%
Total risk-weighted assets (1)	$83.6	$83.0	$81.4	$80.3	$78.6

(1)	Figures are estimated and are presented on a Basel III standardized approach basis.
See Pages 16-17 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 7.25% at September 30, 2018, down 17 basis points from a year ago. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.89% at September 30, 2018, down from 9.94% a year ago. The regulatory Tier 1 risk-based capital ratio was 11.33% compared to 11.30% at September 30, 2017.
Consistent with the 2018 CCAR capital plan, the Company repurchased $691 million of common stock during the 2018 third quarter at an average cost of $15.82 per share. Included in the quarter's share repurchase activity, the Company completed the previously announced $400 million ASR. As contemplated in our 2018 CCAR capital plan, the ASR effectively offset the impact of the $363 million Series A preferred equity conversion in the 2018 first quarter.

Income Taxes
The provision for income taxes was $62 million in the 2018 third quarter compared to $90 million in the 2017 third quarter. The effective tax rates for the 2018 third quarter and 2017 third quarter were 14.1% and 24.7%, respectively, with the year-over-year decrease primarily reflecting the impact of federal tax reform. The 2018 third quarter and 2017 third quarter included $3 million and $1 million, respectively, of tax benefits related to stock-based compensation. The 2018 third quarter also included $3 million of tax benefits related to the Tax Cuts and Jobs Act.
The provision for income taxes and the effective tax rate for the nine months ended September 30, 2018 was $178 million and 14.4%, respectively.
At September 30, 2018, we had a net federal deferred tax liability of $111 million and a net state deferred tax asset of $26 million.

Expectations - 2018
Full-year revenues are expected to increase approximately 4.0% to 4.5%. During the 2018 fourth quarter, the company expects to realize approximately $20 million of securities losses related to portfolio restructuring. Full-year noninterest expense is expected to decrease approximately 2.0% to 2.5%. During the 2018 fourth quarter, the company expects to realize approximately $40 million of expense due to the previously announced branch and corporate facility consolidations. The full-year NIM is expected to expand 2-4 basis points, as core NIM expansion more than offsets the anticipated reduction in the benefit of purchase accounting. The 2018 efficiency ratio is expected to approximate 56.5% to 57.0%.
Average loans and leases are expected to increase approximately 5.5% to 6.5% on an annual basis. Average total deposits are expected to increase approximately 3.5% to 4.5%, while average core deposits are expected to increase 4.5% to 5.5%.
Asset quality metrics are expected to remain better than our average through-the-cycle target ranges, with some moderate quarterly volatility.
The effective tax rate for full year 2018 is expected to be in the range of 14.5% to 15.0%.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on October 23, 2018, at 9:00 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13683722. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through November 2, 2018 at (877) 660-6853 or (201) 612-7415; conference ID #13683722.
Please see the 2018 Third Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website,             http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $106 billion of assets and a network of 970 branches and 1,860 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.

Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect our future results. Additional factors that could cause results to differ materially from those described above can be found in our 2017 Annual Report on Form 10-K, as well as our subsequent Securities and Exchange Commission ("SEC") filings, which are on file with the SEC and available in the “Investor Relations” section of our website, http://www.huntington.com, under the heading “Publications and Filings.”
All forward-looking statements speak only as of the date they are made and are based on information available at that time. We do not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website,
http://www.huntington.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per Share Equivalent Data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying an effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, and litigation actions. In other cases they may result from management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, and goodwill impairment.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, and asset valuation write-downs reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, and Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2017 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

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